Exhibit 99.1

VAALCO Energy Signs North Sea Agreements

HOUSTON, Feb. 27 /PRNewswire-FirstCall/ -- VAALCO Energy, Inc. (Amex: EGY) announces the formation of two joint ventures to access exploration and development projects in the UK sector of the North Sea.

VAALCO Energy, Inc. (Houston) executed an agreement with MPX (Oil and Gas) Limited, a privately held UK based oil and gas company, which will focus on the oil prone Central North Sea. MPX has assembled a group of geoscientists with extensive North Sea exploration experience gained while working for major oil companies. The group will begin analyzing open acreage to be offered by the UK government in the upcoming licensing round. Following the evaluation of the acreage offered, bids would be prepared and submitted later in 2006 on acreage considered to offer attractive upside potential.

A second agreement, executed with a US Independent, will jointly study and develop opportunities in the Southern Gas Basin of the North Sea. The UK based initiative will seek farm-in opportunities and acquisitions from operators with existing acreage and undeveloped discoveries.

Known as an experienced operating company with production offshore Gabon, West Africa, VAALCO continues to look for new opportunities. Both of these agreements underscore VAALCO’s commitment to seek out new prospects for growth in West Africa and beyond.

Robert Gerry, Chairman and CEO, stated, “We feel that our expertise, combined with that of our partners, will enable us to high-grade exploration and development opportunities in the North Sea. We have successfully developed prospects in the past from exploration through to production, using the latest technologies, to create value for our shareholders. We believe similar opportunities exist for VAALCO in the North Sea.”

This press release includes “forward-looking statements” as defined by the U.S. securities laws. Forward-looking statements are those concerning VAALCO’s plans, expectations, and objectives for future drilling, completion and other operations and activities. All statements included in this press release that address activities, events or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include future production rates, completion and production timetables and costs to complete well. These statements are based on assumptions made by VAALCO based on its experience perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO’s control. These risks include, but are not limited to, inflation, lack of availability goods, services and capital, environmental risks, drilling risks, foreign operational risks and regulatory changes. Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. These risks are further described in VAALCO’s annual report on form 10K/SB for the year ended December 31, 2004 and other reports filed with the SEC which can be reviewed at http://www.sec.gov , or which can be received by contacting VAALCO at 4600 Post Oak Place, Suite 309, Houston, Texas 77027, (713) 623-0801.

SOURCE  VAALCO Energy, Inc.
          -0-                                        02/27/2006
          /CONTACT:  W. Russell Scheirman of VAALCO Energy, Inc., +1-713-623-0801/
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          CO:    VAALCO Energy, Inc.; MPX (Oil and Gas) Limited
ST:  Texas, England
IN:  OIL